CARE CHOICES II, INC.

FINANCIAL STATEMENTS
December 31, 2010 and 2009

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Care Choices II, Inc.
Knoxville, Tennessee

We have audited the accompanying balance sheets of Care Choices II, Inc. as of December 31, 2010 and 2009, and the related statements of income, retained earnings, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.   Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Care Choices II, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Hughes & Gosnell
Certified Public Accountants

May 31, 2011

CARE CHOICES II, INC.
BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
ASSETS
Current Assets
Cash	$13,012	$27,300
Accounts Receivable	18,022	35,275
Accounts Receivable - First Choice Staffing	-	40,807

Total Current Assets	31,034	103,382

Total Assets	$31,034	$103,382

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accrued Expenses	$56	$7,198

Total Current Liabilities	56	7,198

Shareholder's Equity
Capital Stock, 1,000 shares issued and outstanding (no par value)	1,000	1,000
Retained Earnings	29,978	95,184

Total Shareholder's Equity	30,978	96,184

Total Liabilities and Shareholder's Equity	$31,034	$103,382

See accompanying notes.

CARE CHOICES II, INC.
STATEMENTS OF INCOME AND RETAINED EARNINGS
For the Years Ended December 31, 2010 and 2009

	2010	2009

Revenues	$183,754	$299,788

Cost of Revenues (Wage and Taxes)	(124,474)	(219,206)

Gross Profit	59,280	80,582

Operating Expenses	(35,079)	(34,460)

Net Income	24,201	46,122

Beginning Retained Earnings	95,184	74,062

Withdrawals by Shareholders	(89,407)	(25,000)

Ending Retained Earnings	$29,978	$95,184

See accompanying notes.

CARE CHOICES II, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010 and 2009

	2010	2009

Cash Flows from Operating Activities
Net Income	$24,201	$46,122
Adjustment to Reconcile Net Income to Net Cash Used in
Operating Activities:
Changes in Assets and Liabilities:
Decrease <Increase> in Accounts Receivable	17,253	16,742
Increase <Decrease> in Accounts Payable	-	(1,089)
Increase <Decrease> in Accrued Expenses	(7,142)	1,786

Net Cash Provided by Operating Activities	34,312	63,561

Cash Flows from Financing Activities
Repayment from Related Company	-	692
Loan to/from Related Company	40,807	-
Distributions to Shareholders	(89,407)	(25,000)

Net Cash <Used> Provided by Financing Activities	(48,600)	(24,308)

Net <Decrease> Increase in Cash and Cash Equivalents	(14,288)	39,253

Cash - Beginning of Year	27,300	(11,953)

Cash - End of Year	$13,012	$27,300

See accompanying notes.

CARE CHOICES II, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009

NOTE 1 – FORM OF ORGANIZATION AND PRINCIPAL BUSINESS ACTIVITY

Care Choices II, Inc. (“the Company”) is a Tennessee Corporation that has filed as a Subchapter S Corporation and that provides home health care to its customers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Concentration of Credit Risk
The Company’s cash balances are maintained in a bank deposit account.  Cash balances are never in excess of federally insured limits.

Receivable and Credit Policy
Accounts receivable are uncollateralized obligations due from Home Health Care of East Tennessee.  Accounts receivable are generally billed according to contract terms.  The Company periodically reviews accounts receivable and charges operations with those considered uncollectible.  Interest is charged on past due accounts receivable.

Property and Equipment
When acquired, property and equipment would be carried at historical cost less accumulated depreciation.  Depreciation will be computed using the double declining balance method over a five to seven year life.

Revenue Recognition
Revenue is recorded when services are rendered.  Revenue under cost reimbursement contracts is recorded as costs are incurred.  Any anticipated losses on contracts are charged to operations as soon as they are determined.

Advertising and Marketing Costs
Advertising and marketing costs are expensed as incurred.  Advertising and marketing costs were $0 and $674 for the years ended December 31, 2010 and 2009.

Income Taxes
The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be a Subchapter S Corporation.  In Lieu of corporate income taxes, the stockholders of a Subchapter S Corporation are taxed on their proportionate share of the Company’s taxable income.  However, no provision is provided for the state excise tax of 6.5% on net income.

CARE CHOICES II, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009

NOTE 3 – MAJOR CUSTOMER

The Company earned $183,754 and $299,788 of revenues for the years ended December 31, 2010 and 2009 under contract with Home Health Care of East Tennessee.

NOTE 4 – LEASE COMMITMENTS

The Company has entered into a lease agreement with a sister corporation for office space that calls for a monthly rent of $500.  The lease terms are month-by-month.  Rent expense was $5,000 and $6,375 for the years ended December 31, 2010 and 2009.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company has loaned money to a sister corporation and it is reported as Accounts Receivable – First Choice Staffing.  This money has been repaid in 2010 by the principal owner.

Balance at:            2010                 2009

$                   0 $40,807